UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 17, 2002

(Date of earliest event reported)

LOGIC Devices Incorporated

(Exact name of registrant as specified in its charter)

California

94-2893789
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1320 Orleans Drive, Sunnyvale, California 94089

(Address of principal executive offices)

(Zip code)

(408) 542-5400

(Registrant's telephone number, including area code)

Item 5.  Other Events

On October 17, 2002, the Company received a NASDAQ Staff Determination indicating the Company fails to comply with the minimum market value of publicly held shares of $5,000,000 and the minimum closing bid price per share of $1.00, which are requirements for continued listing set forth in Marketplace Rules 4450(a)(2) and 4450(a)(5), respectively, and therefore, its securities are subject to delisting from the NASDAQ National Market. The Company has requested a hearing before a Listing Qualifications Panel to review the Staff Determination, and the Company's securities will continue to be listed on the NASDAQ National Market pending the results of that hearing.

The Company's press release dated October 22, 2002 with respect thereto is annexed to this Report as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)	Financial statements of business acquired: Not applicable.
(b)	Pro forma financial information: Not applicable.
(c)	Exhibits: 99.1 The Company's Press Release dated October 22, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOGIC Devices Incorporated (Registrant)
Date: October 22, 2002	By: /s/ Kimiko Milheim
Kimiko Milheim
Chief Financial Officer and Principal Accounting Officer

EXHIBIT 99.1

Contacts:  Bill Volz, President

(408) 542-5400

FOR IMMEDIATE RELEASE

LOGIC Devices Receives Delisting Notice from NASDAQ:

Announces Filing of Appeal

SUNNYVALE, Calif. (October 22, 2002) - LOGIC Devices Incorporated (NASDAQ: LOGC), today announced that it had received a NASDAQ Staff Determination on October 17, 2002, indicating the Company fails to comply with the minimum market value of publicly held shares (MVPHS) of $5,000,000 and the minimum closing bid price per share of $1.00, which are requirements for continued listing set forth in Marketplace Rules 4450(a)(2) and 4450(a)(5), respectively, and, therefore, its securities are subject to delisting from the NASDAQ National Market. The Company has requested a hearing before a Listing Qualifications Panel to review the Staff Determination, and the Company's securities will continue to be listed on the NASDAQ National Market pending the results of that hearing. There can be no assurance the Panel will grant the Company's request for continued listing. If the Company is unsuccessful in its request for continued listing, it will apply to transfer to its common stock listing to the NASDAQ Small Cap Market, under that Market's continued listing standards. There can be no assurance the Panel will grant the Company's request for a transfer of its common stock listing.

The Company believes it has regained compliance with the minimum MVPHS requirement of $5,000,000, and the Company's common stock has recently traded near or above $1.00. At the hearing, the Company will appeal the NASDAQ Staff Determination, based on these factors and other elements of a comprehensive plan to maintain the listing requirements. The cornerstone of this plan is the Company's previously announced Share Repurchase Plan that was successfully implemented earlier this month. Other factors that the Company believes warrant the continued listing of its common stock on the National Market, include: the Company's belief that its common stock is currently undervalued relative to comparable companies in its industry, on the basis of price-to-book value, price-to-sales, and price-to-operating cash flow; and the Company's belief that the recent share price reflects the overall market conditions rather than the strength of the Company's finances.

The Company currently enjoys an exceptionally strong and liquid balance sheet, with an expected fiscal year-end quick ratio of approximately 19/1 and a current ratio of approximately 65/1. Although the semiconductor industry is the longest and most severe downturn of its history, the Company is continuing to generate substantial cash flow from operations. Over the past four years, the Company has eliminated more than 95 percent of its liabilities, and currently has only approximately $200,000 in total liabilities, compared to approximately $13 million in assets. In addition, subsequent to the close of its fiscal year ended September 29, 2002 (not yet released), the Company collected a large portion of its accounts receivable balance, and, consequently, enjoys a substantial cash position. During the 2002 fiscal year, the Company continued to invest over 20 percent of its net revenues in new product development to spur on future growth.

Based on these factors, the Company decided to appeal the NASDAQ Staff Determination, and has asked for a hearing before a Listing Qualifications Panel, pursuant to the NASDAQ Marketplace Rule 4800 Series.

Established in 1983, LOGIC Devices is a fabless semiconductor manufacturer providing high-performance, function-specific integrated circuits that are utilized in smart weapons systems and in broadcast studio, medical imaging, and digital telecommunications equipment.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints. Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.